SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported)      July 27, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 —Entry into a Material Definitive Agreement.
     See Item 2.03 below.
Item 1.02 — Termination of a Material Definitive Agreement.
     As described below, the proceeds from the transaction described below were used to repay in full the outstanding Secured Promissory Note in favor of John Tac Hung Tran and Cynthia J. Wareing-Tran (the “Trans”) in the original principal amount of $2.8 million. The Secured Promissory Note and all agreements relating thereto have been terminated.
Item 2.03 —Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
     On July 27, 2006, Standard Management Corporation (the “Company”) issued a $2,837,087.67 Secured Promissory Note (the “Browning Note”) in favor of Michael G. Browning (“Browning”), who, until July 27, 2006, was member of the Company’s Board of Directors. A summary of the material terms of the Browning Note and related security and guaranty documents between the Company and Browning is provided below.
     Purpose. The purpose of this transaction is to enable the Company to use the proceeds to refinance, on a bridge basis, the Company’s indebtedness to the Trans under that certain Secured Promissory Note in the principal amount of $2.8 million. As previously disclosed by the Company in its SEC filings, the Company was in default on this note.
     Maturity of the Browning Note. The Browning Note matures on the earliest to occur of (1) September 15, 2006, (2) the date of the consummation of the sale of assets of the Company’s subsidiary, Rainier Home Health Care Pharmacy, Inc. (“Rainier”) pursuant to the terms of the Asset Purchase Agreement (the “Agreement”) dated July 28, 2006 among the Company, Rainier, Holland Compounding Pharmacy, Inc. and Holland Drug Store, Inc. and Omnicare, Inc., (3) August 3, 2006 if the Agreement has not been executed by, and become fully enforceable against each of the parties thereto, or (4) the date of termination of the Agreement.
     Interest Rate on the Browning Note. The Browning Note bears interest at a rate of twelve percent (12%) per annum prior to maturity and twenty percent (20%) per annum after the maturity and until paid in full.
     Security for the Browning Note. The Browning Note and all of the obligations of the Company under the Browning Note are secured by (1) a Guaranty executed by Rainier and the following other subsidiaries of the Company; Precision Healthcare, Inc., Long Term Rx, Inc, Home Med Channel, Inc., Holland Compounding Pharmacy, Inc. and Holland Drug Store, Inc. (collectively, the “Guarantors”), of payment of the Browning Note; (2) a Security Agreement encumbering certain personal property of the Guarantors as described therein in favor of Browning; and (3) a Pledge Agreement pledging the securities of the Guarantors in favor of Browning.

     Prepayment. The Company has the right to prepay the Browning Note at any time and without any penalty.
     Facility Fees. On the date of the disbursement of the Browning Note, Browning earned a facility fee of $250,000 and will earn an additional $500,000 facility fee on August 7, 2006 if the loan or any portion thereof is unpaid as of 5:00 p.m. Indianapolis time on that date.
     The above description is only a summary of the material terms of the Browning Note and the related collateral security documents. The Company intends to file the Browning Note and the related collateral security documents as an exhibit with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
Item 5.02 —Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 27, 2006, Michael G. Browning resigned as a director of the Company. Mr. Browning’s resignation was not as a result of any disagreement with the Company. Rather Mr. Browning’s stated reason was the conflict of interest that may arise as a result of the transactions described above.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Ronald D. Hunter
	Name:	Ronald D. Hunter
	Title:	Chairman, President and Chief Executive Officer

Dated: August 2, 2006

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